Exhibit 15.1

November 7, 2014

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

We are aware that Monster Worldwide, Inc. has incorporated by reference in its Registration Statement on Form S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937, 333-131899, 333-151430, 333-160196 and 333-175606) our report dated November 7, 2014, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended September 30, 2014. Pursuant to Regulation C under the Securities Act of 1933 (the “Act”), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO USA, LLP

New York, New York